Exhibit  10.2   Employment Contract - Janet T. Verneuille, Dated January 1, 2001

                           BRIDGEHAMPTON NATIONAL BANK

                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is made effective as of January 1, 2001, by and among Bridgehampton National Bank (the "Bank"), with its principal administrative office at 2200 Montauk Highway, Bridgehampton, New York 11932, Bridge Bancorp, Inc. the holding company for the Bank (the "Company") and Janet
T. Verneuille ("Executive").

     WHEREAS, the Bank wishes to continue to assure itself of the services of Executive for the period provided in this Agreement; and

     WHEREAS, Executive is willing to continue to serve in the employ of the Bank on a full-time basis for said period

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

     1. POSITION AND RESPONSIBILITIES.

     During the period of employment hereunder, Executive agrees to serve as Senior Vice President / Chief Financial Officer of the Bank. Executive shall report to the Chief Executive Officer ("CEO") of the Bank and any Executive Vice President of the Bank, who may be designated as Executive's direct report by the CEO (the "Designated EVP"). Executive shall render administrative and management services to the Bank such as are customarily performed by persons situated in a similar executive capacity and as may be directed from time to time by either the CEO or the Designated EVP. During said period, Executive also agrees to serve, if elected, as an officer and director of the Company or any subsidiary of the Bank or the Company.

     2. TERM AND DUTIES.

     (a) The period of Executive's employment under this Agreement shall be deemed to have commenced as of the date first written and shall continue for a period of two (2) years from the effective date of this Agreement. The board of directors of the Bank or the Company (the "Board") or a committee of the Board will review Executive's performance annually for purposes of determining whether to continue to extend the Agreement and the rationale and results thereof shall be included in the minutes of the Board's or Committee's meeting. Commencing on January 1, 2002 and each year thereafter the Board shall provide written notice to the Executive as to whether the Board has extended the term of this Agreement for an additional year. The Board shall give notice to Executive as soon as possible after such review. The Executive may elect not to extend the term of this Agreement by giving written notice in accordance with Section 8 of this Agreement. In no event shall the term of this Agreement extend beyond the Executive's 65th birthday.

     (b) During the period of Executive's employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all her business time, attention, skill, and efforts to the faithful performance of her duties hereunder including activities and services related to the organization, operation and management of the Bank and participation in community and civic organizations; provided, however, that, with the approval of the CEO Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which in the CEO's judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive's duties pursuant to this Agreement.

     (c) Notwithstanding anything herein to the contrary, Executive's employment with the Bank may be terminated by the Bank or Executive during the term of this Agreement, subject to the terms and conditions of this Agreement.


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     3. COMPENSATION; BENEFITS AND REIMBURSEMENT.

     (a) The Bank shall pay Executive as compensation a salary of not less than $105,000.00 per year ("Base Salary"). Base Salary shall be payable in approximately equal installments in accordance with the Bank's customary payroll practices and may be increased but may not be decreased at any time without the prior written consent of Executive. During the period of this Agreement, Executive's Base Salary shall be reviewed at least annually; the first such review will be made no later than one year from the date of this Agreement. Such review shall be conducted by the CEO, the Designated EVP, the Board or by the committee of the Board, delegated such responsibility by the Board and the CEO, the committee or the Board may increase Executive's Base Salary at any time. Any increase in Base Salary shall become the new "Base Salary" for purposes of this Agreement. In addition to the Base Salary provided in this Section 3(a), the Bank shall also provide Executive with all such other benefits as are provided uniformly to full-time employees of the Bank.

     (b) Executive shall be entitled to participate in any employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Bank will not, without Executive's prior written consent, make any changes in such plans, arrangements, or perquisites which would materially adversely affect Executive's rights or benefits thereunder; except to the extent such changes are made applicable to all Bank employees on a non-discriminatory basis. Without limiting the generality of the foregoing provisions of this Subsection (b), Executive shall be entitled to participate in or receive benefits under any employee benefit plans, including, but not limited to, retirement plans, supplemental retirement plans, management incentive plans, pension plans, profit-sharing plans, stock or option plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive shall be entitled to incentive compensation and bonuses as provided in any plan or arrangement of the Bank in which Executive is eligible to participate. Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

     (c) In addition to the Base Salary  provided for by Subsection  (a) of this
Section 3 and other compensation provided for by Subsection (b) of this Section 3, the Bank shall pay or reimburse Executive for all reasonable travel and other reasonable expenses, including membership in clubs or organizations as mutually agreed to between the CEO and Executive, incurred by Executive performing her obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board or CEO may from time to time determine.

     4. PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION; DEATH OR DISABILITY.

     (a) Upon the occurrence of an Event of Termination (as herein defined) during Executive's term of employment under this Agreement, the provisions of this Section 4 shall apply. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following: (i) the termination by the Bank or the Company of Executive's full-time employment hereunder for any reason other than a termination governed by Subsection 5(a) hereof or Termination for Cause, as defined in Section 7 hereof; (ii) Executive's resignation from the Bank's employ upon any: (A) failure to appoint or reappoint Executive as Senior Vice President / Chief Financial Officer, unless Executive consents thereto, (B) material change in Executive's function, duties, or responsibilities, which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above, unless consented to by Executive, (C) relocation of Executive's principal place of employment to an office other than one located in Southhampton, East Hampton, Shelter Island, Southhold or Riverhead, New York unless consented to by Executive, (D) reduction in the benefits and perquisites to Executive from those being provided as of the effective date of this Agreement (other than discretionary bonus and stock based compensation) unless consented to by Executive, (E) liquidation or dissolution of the Bank or Company, or (F) material breach of this Agreement by the Bank or Company. Upon the occurrence of any event described in clauses (A), (B), (C),
(D), (E) or (F), above, Executive


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shall have the right to elect to terminate her  employment  under this Agreement by resignation upon not less than six (6) days prior written notice given within ninety (90) days after the event giving rise to said right to elect.

     (b) Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Subsection 8(b), the Bank shall be obligated to pay Executive, or, in the event of her subsequent death, her beneficiary or beneficiaries, or her estate, as the case may be an amount equal to the sum of:
(i) the amount of the remaining salary payments that Executive would have earned if she had continued her employment with the Bank during the remaining term of this Agreement or for a twenty-four (24) month period, whichever is longer based on Executive's Base Salary at the Date of Termination; (ii) the amount equal to the annual contributions or payments that would have been made on Executive's behalf to any employee benefit plans of the Bank or the Company, including deferred compensation plans or programs which may have been established for Executive or for any benefit or perquisite which would have been provided to Executive during the remaining term of this Agreement or for a twenty-four (24) month period, whichever is longer (which benefit or perquisite is discontinued) based on contributions or payments made (on an annualized basis) at the Date of Termination. At the election of Executive, which election is to be made prior to an Event of Termination, such payments shall be made (A) in a lump sum as of Executive's Date of Termination, (B) on a bi-weekly basis in approximately equal installments during the remaining term of the Agreement, or (C) on an annual basis in approximately equal installments during the remaining term of this Agreement.

     (c) Upon the occurrence of an Event of Termination, Executive will be entitled to receive benefits due her on a fully vested basis under or contributed by the Bank or the Company on her behalf pursuant to any retirement, incentive, profit sharing, bonus, performance, option or restricted stock program, or other employee benefit plan maintained by the Bank or the Company on Executive's behalf to the extent such benefits are not otherwise paid to Executive under a separate provision of this Agreement. To the extent any payment pursuant to this Subsection would violate any terms of any plan or program or any law, rules or regulations applicable thereto, the Bank or the Company shall provide the economic equivalent of such benefit directly to Executive, as soon as practicable on or after the date an Event of Termination occurs. The provisions of this Subsection 4(c) shall not cause Executive to receive either duplicate benefit payments or contributions which may be provided under any other provision of this Agreement.

     (d) To the extent that the Bank or the Company continues to offer any life, medical, health, disability or dental insurance plan or arrangement in which Executive participates in on the last day of her employment (each being a "Welfare Plan"), after an Event of Termination, Executive and her dependents shall continue participating in such Welfare Plans, subject to the same premium contributions on the part of Executive as were required immediately prior to the Event of Termination until the earliest of (i) her death, (ii) her employment by another employer other than one of which she is a majority owner or (iii) either the longer of two (2) years or the end of the remaining term of this Agreement. If the Bank or the Company does not offer a Welfare Plan after the Event of Termination, then the provisions of Subsection 4(b) above shall be applicable. Neither the Bank nor the Company shall be required to provide benefits under any Welfare Plan to the extent that the Executive has the right to receive substantially similar benefits by reason of Executive's employment by another employer following the termination of Executive's employment hereunder.

     (e) In the event of Executive's death during the term of this Agreement prior to Executive's termination of employment, her estate shall be entitled to receive her accrued and unpaid salary and prorated bonus, through the date of her death. This Agreement shall thereupon terminate except that any vested rights of Executive shall then be exercised by her estate.

     (f) In the event that during the term of this Agreement, Executive is unable to perform her duties hereunder because she is disabled within the meaning of any policy of disability insurance maintained or provided by the Bank or the Company under which she is entitled to benefits or, if there is no such policy, within the meaning of Section 22(e) of the Internal Revenue Code of 1986, as amended (the "Code") (a "Disability"), Executive shall be entitled to continue to receive (I) her Base Salary then in effect under Subsection 3(a) hereof, reduced by any benefits payable to Executive under any such policy of disability insurance, and (ii) her benefits then in effect as described in Subsection 3(b) hereof, for a period of two (2) years following the occurrence of the


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Disability (or until she ceases to be disabled, if earlier),  and this Agreement shall terminate at the end of such two (2) year period (unless Executive shall have returned to employment hereunder before that date).

     (g) Except as set forth in Subsection  4(d) above,  no payments  under this
Section 4 shall be reduced in the event Executive obtains other employment following termination of employment. Executive shall not be required to mitigate amounts payable pursuant to this Section.

     5. CHANGE IN CONTROL.

     (a) For purposes of this Agreement, a "Change in Control" of the Bank or Company shall mean an event of a nature that: (i) would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); or (ii) results in a Change in Control of the Bank or the Company based on the fact that a person has received all required approvals of applicable regulatory authorities to acquire control of the Company or the Bank; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Bank or the Company representing thirty (30%) percent or more of the Bank's or the Company's outstanding voting securities or right to acquire such securities except for any voting securities of the Bank purchased by the Company and any voting securities purchased by any employee benefit plan of the Bank or the Company, or (B) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though she were a member of the Incumbent Board, or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction occurs in which the Bank/Company is not the resulting entity, or (D) a proxy statement has been distributed soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or Bank or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Company or (E) a tender offer is made for thirty (30%) percent or more of the voting securities of the Bank or Company then outstanding as a result of which thirty (30%) percent or more of the then outstanding voting securities of the Bank or Company are acquired.

     (b) If a Change in Control has occurred pursuant to Subsection 5(a), or the Board has determined that a Change in Control has occurred, Executive shall be entitled to the benefits provided in Subsections (c), (d), (e) and (f) of this
Section 5 and Section 6 upon her termination of employment (unless such termination is because of her death, disability, or Termination for Cause) on or after the date a Change in Control occurs during the term of this Agreement due to: (1) Executive's dismissal, (2) Executive's voluntary resignation on the date a Change in Control occurs or within the ninety (90) day period immediately following the date a Change in Control occurs provided that the acquiror is a private investor, a group of private investors, or a private company controlled by either a private investor or a group of private investors or (3) any demotion, loss of title, office or significant authority or responsibility, reduction in annual compensation or benefits or relocation of her principal place of employment to an office other than one located in Southhampton, East Hampton, Shelter Island, Southhold, or Riverhead, New York, occurs at any time during the three (3) year period immediately following a Change in Control.

     (c) Upon Executive's entitlement to benefits pursuant to Subsection 5(b), the Bank shall pay Executive, or in the event of her subsequent death, her beneficiary or beneficiaries, or her estate, as the case may be, a sum equal to two (2) times Executive's annual compensation as described below for the last taxable year immediately preceding the Change in Control. Such annual compensation shall include Base Salary and any other taxable income, including but not limited to commissions, bonuses, severance payments, retirement payments, and directors or committee fees. At the election of Executive, which election is to be made prior to a Change in Control,


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such  payment  shall  be  made:  (a) in a lump  sum as of  Executive's  Date  of
Termination, (b) on a bi-weekly basis in approximately equal installments over a period of twenty-four (24) months following Executive's termination, or (c) on an annual basis in approximately equal installments over a period of twenty-four
(24) months following Executive's termination.

     (d) Upon the occurrence of a Change in Control, Executive will be entitled to receive benefits due her on a fully vested basis under or contributed by the Bank or the Company on her behalf pursuant to any retirement, incentive, profit sharing, bonus, performance, option or restricted stock program or other employee benefit plan maintained by the Bank or the Company on Executive's behalf to the extent such benefits are not otherwise paid to Executive under a separate provision of this Agreement. To the extent any payment pursuant to this Subsection would violate any terms of any plan or program or any law, rules or regulations applicable thereto, the Bank or the Company shall provide the economic equivalent of such benefit directly to Executive, as soon as practicable on or after the date a Change in Control occurs.

     (e) Upon the occurrence of a Change in Control followed by Executive's termination of employment, the Bank will cause Executive's participation in any Welfare Plans to be continued with coverage substantially identical to the coverage maintained by the Bank or the Company for Executive and any of her dependents covered under such plans prior to the Change in Control. Such coverage and payments shall cease upon the expiration of twenty-four (24) full calendar months following the Date of Termination. If the Bank or the Company does not offer a Welfare Plan after the Change in Control then the Bank or the Company shall provide Executive with a payment upon the discontinuance of any Welfare Plan equal to the value of the provision of such benefit through the end of the twenty-four (24) month period.

     (f) The use or provision of any membership, license, automobile use, or other perquisites shall be continued during the twenty-four (24) full calendar months following the Date of Termination on the same financial terms and obligations as were in place immediately prior to the Change in Control. To the extent that any item referred to in this Subsection (f) will after the date of a Change in Control, no longer be available to Executive, the Bank or the Company shall provide the economic equivalent to Executive.

     (g) No payment under this Section 5 or Section 6 below shall be reduced in the event Executive obtains other employment following termination of employment. Executive shall not be required to mitigate amounts payable pursuant to this Section.

     6. CHANGE OF CONTROL RELATED PROVISIONS.

     (a) Notwithstanding any provision to the contrary in Section 5 hereof for any taxable year in which Executive shall be liable, as determined by the Bank's independent accountants for the payment of an excise tax under Section 4999 of the Code (or any successor provision thereto), with respect to any payment in the nature of the compensation made by the Bank or the Company to (or for the benefit of) Executive, the Bank shall pay to Executive an amount determined under the following formula:

          An amount equal to: X

               WHERE:

                    X = E x P
                    1 - [(FI x (1 - SLI)) + SLI + E + M + PO]

     E = the rate at which the excise tax is assessed under Section 4999 of the Code;

     P = the amount with respect to which such excise tax is assessed, determined without regard to this Section 6;

     FI = the highest marginal rate of federal income, employment and other taxes (other than taxes imposed under Section 4999 of the Code) applicable to Executive for the taxable year in question;



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     SLI = the sum of the highest  marginal  rates of income and  payroll  taxes applicable to Executive under applicable state and local laws for the taxable year in question;

     M = highest marginal rate of medicare; and

     PO = adjustment for phase out or loss of deduction, personal exemption or other similar items.

With respect to any payment in the nature of compensation that is made to (or for the benefit of) Executive under the terms of this Agreement or otherwise and on which an excise tax under Section 4999 of the Code will be assessed, the payment determined under this Section 6 shall be made to Executive on the earliest of (i) the date the Bank or the Company is required to withhold such tax, (ii) the date the tax is required to be paid by Executive or (iii) at the time of the Change in Control. It is the intention of the parties that the Company and the Bank provide Executive with a full tax gross-up under the provisions of this Section, so that on a net after-tax basis, the result to Executive shall be the same as if the excise tax under Section 4999 (or any successor provisions) of the Code had not been imposed. The tax gross-up may be adjusted if alternative minimum tax rules are applicable to Executive.

     7. TERMINATION FOR CAUSE.

     The term "Termination for Cause" shall mean termination because of: 1) Executive's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order or material breach of any provision of this Agreement which results in a material loss to the Bank or the Company, or 2) Executive's conviction of a crime or act involving moral turpitude which is no longer subject to appeal. For the purposes of this Section 7, no act, or the failure to act, on Executive's part shall be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interests of the Bank, the Company or their affiliates. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to her a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for her, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying
Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after the date of Termination for Cause. During the period beginning on the date of the Notice of Termination for Cause pursuant to Section 8 hereof through the date of Termination for Cause, any unvested awards granted to Executive under any stock benefit plan of the Bank, the Company or any subsidiary or affiliate thereof shall not vest. At the date of Termination for Cause, such unvested stock options and related limited rights and any unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Cause.

     8. NOTICE.

     (a) Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

     (b) "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given);
provided, however, that if a dispute regarding the Executive's termination exists, the "Date of Termination" shall be determined in accordance with Section 8(c) of this Agreement.

     (c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be on the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent


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jurisdiction  (the time for appeal therefrom having expired and no appeal having been perfected) and, provided further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, in the event Executive is terminated for reasons other than Termination for Cause, the Bank will continue to pay Executive her Base Salary in effect when the notice giving rise to the dispute was given until the earlier of: 1) the resolution of the dispute in accordance with this Agreement or 2) the expiration of the remaining term of this Agreement as determined as of the Date of Termination. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

     (d) All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or delivered by a recognized delivery service or mailed, postage prepaid, by express, certified or registered mail, return receipt requested, and addressed to the Bank, the Company or Executive, as applicable, at the address set forth above for the Bank and the Company, and to Executive's address contained in the Bank's files.

     9. POST-TERMINATION OBLIGATIONS.

     All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with this Section 9, Subsection 10(a) and Subsection 10(b). Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

     10. NON-COMPETITION AND NON-DISCLOSURE.

     (a) Upon any termination of Executive's  employment  hereunder  pursuant to
Section 4 hereof or Subsection 5(b)(2) hereof, Executive agrees not to compete with the Bank for a period of one (1) year following such termination. Executive agrees that during such period Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, a "Significant Competitor" of the Bank or the Company. "Significant Competitor" shall mean any commercial bank, savings bank, savings and loan association, mortgage banking company or other financial institution, or a holding company affiliate of any of the foregoing, that at the date of its employment of Executive has an office in Southampton, East Hampton, Shelter Island, Southhold or Riverhead, New York. If any court or other tribunal having jurisdiction to determine the validity or enforceability of this Subsection determines that, strictly applied, it would be invalid or unenforceable, the definition of Significant Competitor and the time provisions used shall be deemed modified to the extent necessary (but only to that extent) so that the restrictions, as modified, will be valid and enforceable without further action required by the parties. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive's breach of this Subsection 10(a) agree that in the event of any such breach by Executive, the Bank, will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive's partners, agents, servants, employees and all persons acting for or under the direction of Executive. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

     (b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank, the Company and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank and the Company. Executive will not, during or after the term of her employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank, the Company or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived form the business plans and activities of the Bank. Further, Executive may disclose information regarding the business activities of the Bank to supervising governmental authorities pursuant to a formal regulatory request. Executive acknowledges and agrees that, because relationships with customers and prospective customers are expected to constitute a large portion of the goodwill of the Bank's business, it is of great importance to the Bank that Executive not solicit the Bank's customers and prospective customers (other than on behalf of the Bank) during the period of employment, and that Executive not solicit such customers and prospective customers during a one (1) year period after termination of Executive's employment, with respect to business, or contracts for any products or services of the type provided, developed or under development by the Bank during Executive's employment by the Bank. Executive agrees that, while the Executive is employed by the Bank and for a period of one (1) year commencing on the date of termination of Executive's employment with the Bank, Executive shall not, within the area referred to in Subsection 10(a) above, and in any other town in which Executive performed material services for the Bank, directly or indirectly solicit (other than on behalf of the Bank) business or contracts for any products or services of the type provided, developed or under development by the Bank during Executive's employment by the Bank, from or with (i) any person or entity that was a customer of the Bank for such products or services as of, or within one year before, Executive's termination, or (ii) any prospective customer that the Bank was actively soliciting as of, or within one (1) year before Executive's termination. In the event of a breach or threatened breach by Executive of the provisions of this Subsection, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed, or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

     11. SOURCE OF PAYMENTS.

     All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company. In the event any amount becomes vested and payable under more than one provision of this Agreement, Executive shall not be entitled to receive a duplicate payment of any such amount nor shall Executive be entitled to receive duplicate payments from both the Bank and Company.

     12. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.

     This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement or change in control agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to her without reference to this Agreement.

     13. NO ATTACHMENT.

     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, communication, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

     (b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank, the Company and their respective successors and assigns.

     14. MODIFICATION AND WAIVER.

     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

     15. REQUIRED PROVISIONS.

     Notwithstanding any other provision in this Agreement, (i) the Bank or the Company may terminate or suspend this Agreement and the employment of the Executive hereunder, as if such termination were a Termination for Cause under
Section 7 hereof to the extent required by the laws of the State of New York related to banking, by applicable federal law relating to deposit insurance or bank holding companies or by regulations or orders issued by the Banking Commissioner of the State of New York, the Federal Deposit Insurance Corporation or the Board of Governors of the Federal Reserve System and (ii) no payment shall be required to be made to Executive under this Agreement to the extent such payment is prohibited by applicable law regulation or order issued by a banking agency or a court of competent jurisdiction; provided, that it shall be the Bank's or the Company's burden to prove that any such action was so required.

     16. SEVERABILITY.

     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

     17. HEADINGS FOR REFERENCE ONLY.

     The headings and sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

     18. GOVERNING LAW.

     The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New York.

     19. ARBITRATION.

     Any dispute or controversy arising or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of her right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     20. PAYMENT OF COSTS AND LEGAL FEES.

     In the event any dispute or controversy arising under or in connection with Executive's termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of: (1) all legal fees and costs incurred by Executive in resolving such dispute or controversy which shall be advanced to Executive as incurred during the pendency of the controversy provided Executive signs an undertaking to return the advancements in the event her position is not substantially upheld, and (2) any back-pay, including salary, bonuses and any other cash compensation, fringe, benefits and any compensation and benefits due Executive under this Agreement plus interest on such amounts at the prime rate (defined as the base rate on corporate loans at large U.S. money center commercial banks as published by The Wall Street Journal), compounded monthly, for the period from the date the payment is due until the payment is made. Such reimbursement and interest shall be in addition to all rights that Executive is otherwise entitled to under this Agreement.

     21. INDEMNIFICATION.

     The Bank  shall  provide  Executive  (including  her heirs,  executors  and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense and shall indemnify Executive (and her heirs, executors and administrators) to the fullest extent permitted and until the expiration of any period of limitations under New York law against all expenses and liabilities reasonably incurred by her in connection with or arising out of any action, suit or proceeding in which she may be involved by reason of her having been a director or officer of the Bank (whether or not she continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and advancement of attorneys' fees and cost of reasonable settlements.



     22. SUCCESSOR TO THE BANK.

     The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place. Failure of the Bank to obtain such agreement prior to the effectiveness of a succession shall be a breach of this Agreement and shall entitle Executive to payments and benefits from the Bank or Company and such successor in the same amount and on the same terms as she would be entitled pursuant to Section 5 and 6 above. For purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.




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



     IN WITNESS WHEREOF, Bridgehampton National Bank and Bridge Bancorp, Inc. have caused this Agreement to be executed by their duly authorized officers and directors, and Executive has signed this Agreement, on the 16th day of July 2001.




ATTEST:                                           BRIDGEHAMPTION NATIONAL BANK



/s/ Marcia Z. Hefter                              By: /s/ Raymond Wesnofske
Name: Marcia Z. Hefter                            Name:  Raymond Wesnofske
Title:  Director                                  Title:  Chairman of the Board



ATTEST:                                           BRIDGE BANCORP, INC.


/s/ Marcia Z. Hefter                              By: /s/ Raymond Wesnofske
Name:  Marcia Z. Hefter                           Name:  Raymond Wesnofske
Title:  Director                                  Title:  Chairman of the Board



Witness:


/s/ Marcia Z. Hefter                              /s/ Janet T. Verneuille
Name: Marcia Z. Hefter                                Janet T. Verneuille